Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 7, 2006, originally effective as of August 1, 2005, and amended, effective on January 25, 2007, by and between Clearant, Inc., a Delaware corporation (“Employer”), and Jon M. Garfield, an individual (“Employee”).
RECITALS
A. WHEREAS, Employee has experience and expertise applicable to employment with Employer to perform as the Chief Financial Officer of Employer, Employer has agreed to employ Employee and Employee has agreed to enter into such employment, on the terms set forth in this Agreement.
B. WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.
C. WHEREAS, Employer acknowledges that Employee desires definition of his compensation and benefits, and other terms of his employment.
D. WHEREAS, following the resignation of Alain Delongchamp, the Board of Directors appointed Employee to the additional role of Chief Executive Officer on January 25, 2007.
NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
AGREEMENT
1. TERM OF AGREEMENT
1.1 Initial Term. The initial term of this Agreement shall begin August 1, 2005 (“Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) two (2) years following the date of execution hereof (“Initial Term”). At any time up to six (6) months prior to the expiration of the Initial Term, Employer shall have the option to extend the total term of employment (“Term”) to up to three (3) years from the Commencement Date. Thereafter, the Term may be extended for additional two (2) year periods upon the mutual agreement of the parties.
2. EMPLOYMENT
2.1 Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.
2.2 Position and Duties. Employee shall serve as the Chief Financial Officer of Employer, reporting to the Chief Executive Officer (“CEO”) of Employer, and shall have the general powers and duties of management usually vested in that office in a corporation and such other powers and duties as may be prescribed from time to time by the CEO and the Board of Directors of Employer. After January 25, 2007, Employee shall also serve as Chief Executive Officer (“CEO”) of Employer, reporting to the Company’s Board of Directors and shall have the general powers and duties of management usually vested in that office in a corporation and such other powers and duties as may be prescribed from time to time by the Board of Directors of Employer.

2.3 Standard of Performance. Employee agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Employer shall require or render advisable.
2.4 Exclusive Service. Employee shall devote all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any business service of any kind (whether or not for compensation) that, in the opinion of Employer, would materially interfere with the performance of his duties under this Agreement.
Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.
3. COMPENSATION
3.1 Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.
3.2 Base Salary. Employer shall pay to Employee a base salary of $240,000.00 annually in equal semi-monthly installments, less applicable taxes. At Employer’s sole discretion, Employee’s base salary may be increased annually in accordance with standard Employer procedures in reviewing employee performance and increasing compensation as appropriate. An annual increase will be targeted at a minimum increase of the Consumer Price Index for Los Angeles, California (or a reasonable proxy thereof). Employee’s base salary shall be increased to $280,000 annually, paid as described above, upon the closing and funding of Employer’s next financing round.
3.3 Discretionary Bonus. Except as described in Subsection 3.4 below, Employee is eligible to receive an annual bonus in the sole discretion of Employer. This discretionary bonus will be targeted at up to one hundred percent (100%) of Employee’s base salary based on achieving certain key individual and company goals, milestones, profitability and performance. These goals and milestone will be established by mutual agreement of Employee and Employer each year.
3.4 Equity Incentive Plan.
(a) Employee shall be granted options to purchase 750,000 shares of Employer’s common stock (“Common Stock”), at fair market value as of the date of the grant, as follows: 25,000 shares on January 27, 2006, and 25,000 shares on April 14, 2006, vesting one-third (33.3%) on each of the first, second and third anniversaries of the grant dates; 200,000 shares on August 31, 2005, and 500,000 shares on May 1, 2006, vesting one-fourth (25%) on each of the first, second, third and fourth anniversaries of the grant dates. Employee may be eligible for additional options in Employer’s sole discretion, based upon extraordinary performance in meeting goals and milestones as specified by Employer or the Compensation Committee of its Board of Directors at the beginning of each year.

(b) If the Initial Term is not extended by at least two (2) years from the Commencement Date, one hundred percent (100%) of Employee’s unvested stock options will vest immediately at the end of the Initial Term. Except as otherwise set forth herein, vesting of options will cease upon the termination of Employee’s employment with Employer. The options will be governed in accordance with Employer’s 2005 Stock Award Plan.
3.5 Fringe Benefits. Subject to Subsection 3.7 and upon satisfaction of the applicable eligibility requirements, Employee shall be provided with group medical and dental insurance and group dental coverage through Employer’s plans. Medical and dental benefits will commence on the first day of the month following the Commencement Date. Employer will pay for $360,000.00 of term life insurance for the benefit of Employee, subject to the standard physical examination if required by the issuing insurance company. In addition, Employee will be provided with accidental death and disability and long-term disability insurance and membership and monthly dues for Sports Club LA (or a reasonable equivalent if Employer’s offices are relocated). Employee is also eligible to participate in Employer’s 401K plan beginning on the first day of the month following the Commencement Date.
3.6 Paid Time Off. Employee shall accrue, on a daily basis, a total of four (4) workweeks of paid time off (PTO) per year following the date of this Agreement, provided, however, that Employee’s accrued and unused PTO may not exceed a total of six (6) workweeks. Thereafter, Employee will not continue to accrue PTO benefits until he has used enough PTO time to fall below this maximum amount. Any accrued but unused vacation will be paid to Employee, on a pro rata basis, at the time that his employment is terminated.
3.7 Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.
4. REIMBURSEMENT OF EXPENSES
4.1 Travel and Other Expenses. Employer shall pay to or reimburse Employee for those travel, promotional and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
4.2 Liability Insurance. Employer shall provide Employee with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Employee against all insurable events related to his employment with Employer.

4.3 Indemnification. Promptly upon written request from Employee, Employer shall indemnify Employee, to the fullest extent under applicable law, for all judgements, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Such agreement by Employer shall not be deemed to impair any other obligation of Employer respecting indemnification of Employee otherwise arising out of this or any other agreement or promise of Employer or under any statute.
4.4 Relocation. Employee shall relocate to Southern California upon request of the Board and after given reasonable notice, not to be less than 90 days. Upon execution, Employer shall make a one time payment of $100,000 to Employee as a non-accountable reimbursement.
5. TERMINATION
5.1 Termination by Employer With Good Cause or Resignation by Employee. Employer may terminate Employee’s employment at any time, without notice, for Good Cause. If Employer should terminate Employee’s employment with Good Cause, or if Employee resigns, Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to pay any compensation or any other benefits to Employee under this Agreement or any other agreement, and all unvested options will terminate.
5.2 Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, in the subjective, good faith opinion of Employer, shall:
(a) commit an act of fraud, misappropriation of funds or embezzlement in connection with his duties;
(b) commit an act, or fail to commit an act, that amounts to willful misconduct, wanton misconduct or gross negligence;
(c) breach Employee’s fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);
(d) engage in insobriety or other substance abuse during work activities, including any use of illegal drugs;
(e) be convicted of, or enter a plea of guilty or no contest to, a felony under state or federal law;
(f) following written notice and reasonable opportunity to cure:
(1) engage in any activity that is in conflict with Employee’s employment including, but not limited to, actions inconsistent with Employer’s corporate and business objectives;

(2) fail to substantially perform the responsibilities and duties specified herein (other than any such failure resulting from Employee’s incapacity due to physical or mental illness); or
(3) materially breach this Agreement.
5.3 Termination by Employer Without Good Cause. If Employer terminates Employee’s employment without Good Cause, Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall also pay Employee in a lump sum an amount equal to Employee’s base salary (at the rate in effect at the time of termination) through the end of the Term. In addition, one hundred percent (100%) of Employee’s unvested stock options will vest immediately. The term for continued medical benefits shall be consistent with the severance terms outlined above provided that coverage will terminate sooner if Employee becomes covered under another job’s plan. To be eligible for this payment, Employee must execute a Full General Release Agreement (“Release”). Employer shall have no further obligations to Employee under this Agreement.
5.4 Change in Control. If Employee’s position or duties as set forth in Subsection 2.2, or those duties in effect at the time of termination if the Employee has been promoted are materially reduced or Employee’s employment is terminated, without Good Cause, during the first eighteen (18) months following a Change in Control, Employee shall be entitled to receive a lump sum in an amount equal to: (i) one and one-half years of salary (at the rate in effect at the time of termination); and (ii) one and one-half times the Employee’s full targeted bonus for that year. In addition, all of Employees unvested options shall vest immediately and the term for continued medical benefits shall be consistent with the severance term outlined above provided that coverage will terminate sooner if Employee becomes covered under another job’s plan. To be eligible for this payment, Employee must execute a Release. Employer shall have no further obligations to Employee under this Agreement. A “Change in Control” means (a) any “person” (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding under an employee benefit plan, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than half (50%) of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then outstanding securities; (b) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least half (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect); (d) the dissolution or liquidation of the Company; or (e) the composition of the Board of Directors changes during any period of thirty-six (36) months such that individuals who at the beginning of the period were members of the Board of Directors (the “Continuing Directors”) cease for any reason to constitute a majority thereof

5.5 Death or Disability. To the extent consistent with federal and state law, Employee’s employment, salary, and accrual of commissions shall terminate on his death or disability. “Disability” means any health condition, physical or mental, or other cause beyond Employee’s control, that prevents him from performing his duties, even after reasonable accommodation is made by Employer, for a period of one hundred eighty (180) consecutive days within any three hundred sixty (360) day period. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee (or his legal representative) under this Agreement.
5.6 Return of Employer Property. Within five (5) days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.
6. DUTY OF LOYALTY
6.1 During the term of this Agreement, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests.
7. CONFIDENTIAL INFORMATION
7.1 Trade Secrets of Employer. Employee, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Employer. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Employer is conducted, except with the prior written authorization by Employer.

7.2 Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement (except as required in the course of employment by Employer) or at any time prior to such information being in the public domain by no fault of Employee.
7.3 Continuing Effect. The provisions of this Section 7 shall remain in effect after the Termination Date.
8. NO SOLICITATION
8.1 No Solicitation of Employees. Employee agrees that he will not, during his employment with Employer, and for two (2) years thereafter, encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will he assist others to do so.
8.2 No Solicitation of Customer. Employee agrees that he will not, during his employment with Employer, and for one (1) year thereafter, directly or indirectly call on, or otherwise solicit, competing business from any actual customer or potential customer known by Employee to be targeted by Employer, nor will he assist others in doing so.
9. INTELLECTUAL PROPERTIES.
To the extent permissible under applicable law, all intellectual properties made or conceived by Employee during the term of this employment by Employer shall be the right and property solely of Employer, whether developed independently by Employee or jointly with others. The Employee will sign the Employer’s Employee Innovation, Proprietary Information and Confidentiality Agreement prior to or on the Commencement Date.
10. OTHER PROVISIONS
10.1 Compliance With Other Agreements. Employee represents and warrants to Employer that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound. Should claims, demands, causes of action, costs or expenses (including attorneys’ fees) arise from any alleged breach of employment contract as a result of accepting employment with Employer, Employer will indemnify Employee for reasonable legal fees, provided that Employee did not knowingly or willfully breach such employment agreement, and is not found by a court, jury or arbitrator to have breached such employment agreement.
10.2 Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement.

Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages in connection therewith.
10.3 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.
10.4 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.
10.5 Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.
10.6 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.
10.7 Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles County, California.
10.8 Arbitration. Any disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by binding arbitration before a retired judge at JAMS in Santa Monica, California, in accordance with its applicable rules and procedures. To the maximum extent allowed by applicable law, the prevailing party shall be awarded its reasonable attorney’s fees, costs and expenses. Judgment on any interim or final award may be entered by any court of competent jurisdiction.
10.9 No Jury. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to a jury trial.
10.10 No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

10.11 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.
10.12 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
10.13 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
10.14 Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:
(a) If to Employer, to the principal office of Employer in the State of California, marked “Attention: Chief Executive Officer”; or
(b) If to Employee, to the most recent address for Employee appearing in Employer’s records.
10.15 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.16 Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
EMPLOYER:
CLEARANT, INC.

By	/s/ John Wehrle John Wehrle
Chairman of the Board

EMPLOYEE:

/s/ Jon M. Garfield

Jon M. Garfield